EXHIBIT 99.1
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[FOAMEX LOGO]                                                    PRESS STATEMENT
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                                   FOAMEX CONTACT: Denise DesChenes/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                   (212) 687-8080



                           FOAMEX AND LEGGETT & PLATT
                    SIGN LETTER OF INTENT FOR ASSET EXCHANGE

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LINWOOD, PA, JUNE 18, 2002 - Foamex International Inc. (NASDAQ: FMXI) announced today it has executed a letter of intent regarding a strategic exchange of assets. Foamex will transfer its carpet cushion business to Leggett & Platt in exchange for Leggett & Platt's polyurethane foam business and a cash payment. Foamex's carpet cushion business manufactures and distributes prime, rebond, felt and rubber underlay products. Leggett & Platt's polyurethane foam business manufactures and distributes components for bedding and furniture, as well as consumer products.

In connection with the proposed asset exchange, the parties would enter into certain agreements relating to the sale of scrap and prime foam and interim sharing of facilities.

The proposed transaction is subject to the satisfactory completion of due diligence by each party and to definitive documentation and customary closing conditions, including regulatory approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. No assurance can be given that the proposed transaction will be consummated.

ABOUT FOAMEX INTERNATIONAL INC.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries as well as filtration and acoustical applications for the home. For more information visit the Foamex web site at HTTP://WWW.FOAMEX.COM.


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